Exhibit 10.10

REINSTATEMENT OF
AND
SIXTH AMENDMENT
TO
PURCHASE AND SALE AGREEMENT
THIS REINSTATEMENT OF AND SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Sixth Amendment”) is made this ___ day of December 2014 by and between LEROY SPRINGS & COMPANY, INC., a South Carolina not-for-profit corporation (“Seller”), and IC MYRTLE BEACH LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S:

A.
Buyer and Seller entered into that certain Purchase and Sale Agreement dated as of September 12, 2014 (the “Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of October 17, 2014 (the “First Amendment”), as further amended by that certain Reinstatement of and Second Amendment to Purchase and Sale Agreement dated as of October 24, 2014 (the “Second Amendment”), as further amended by that certain Reinstatement of and Third Amendment to Purchase and Sale Agreement dated as of November 17, 2014 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Purchase and Sale Agreement dated as of December 2, 2014 (the “Fourth Amendment”), and as further amended by that certain Fifth Amendment to Purchase and Sale Agreement dated as of December 9, 2014 (the “Fifth Amendment”) (the Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment are herein collectively referred to as the “Original Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the Property pursuant to the terms therein.

B.	Buyer terminated the Original Agreement in accordance with Section 8.2 of the Original Agreement.

C.	Buyer and Seller now desire to reinstate and amend the Original Agreement upon the terms and conditions, and for the purposes set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Incorporation of Recitals. The foregoing recitals are specifically incorporated in this Sixth Amendment by this reference.

2.	Defined Terms. Capitalized terms used but not defined in this Sixth Amendment shall have the same meaning given them in the Original Agreement.

3.	Reinstatement. Buyer and Seller hereby agree to reinstate the Original Agreement upon the terms and conditions set forth herein, as modified by this Sixth Amendment.

4.	Amendments.

(a)	Due Diligence Period. Buyer and Seller agree that the Due Diligence Period has expired.

(b)
Second Deposit. The phrase, “Not later than two (2) Business Days” appearing in Section 2.1.2 of the Original Agreement is hereby deleted and the following phrase substituted therefor: “Not later than one (1) Business Day”.

(c)	Closing Date.

(i)	The provisions of Section 1.19 of the Original Agreement (Definition of Closing Date) are hereby deleted and the following substituted therefor:
“Closing Date” means December 30, 2014.

(ii)	The provisions of Section 1.90 of the Original Agreement (Definition of Scheduled Closing Date) are hereby deleted in their entirety and the following substituted therefor: “Intentionally Omitted”.

(iii)	The following sentence appearing in Section 3.5 of the Original Agreement is hereby deleted:
“The definition of “Scheduled Closing Date” means the date agreed to by Buyer and Seller prior to the expiration of the Due Diligence Period and, in the absence of such agreement, the date which is forty-five (45) days after the expiration of the Due Diligence Period; provided, however, in no event shall the Closing Date be any earlier than seventeen (17) days after the expiration of the Due Diligence Period.”
and the following phrase substituted therefor:
“On the Closing Date:”

(iv)	The provisions of Section 7.1 of the Original Agreement (but not any subsections of Section 7.1) are hereby deleted and the following substituted therefor:
Buyer’s Conditions. Buyer shall not be required to close the transaction provided for under this Agreement, unless and until each and every one of the following conditions in this Section 7.1 has been fulfilled in all material respects or waived by Buyer. If such conditions are not satisfied by the Closing Date, such failure shall be deemed to be a failure by Seller to perform Seller’s obligations and Buyer shall be permitted to pursue the remedies available to Buyer under Section 14.1 herein, which remedies shall be Buyer’s sole available remedies in connection with this Agreement and which Buyer must pursue, if at all, within ninety (90) days after the Closing Date. Notwithstanding anything to the contrary contained herein, the failure by Buyer to pursue such remedies in the timeframe specified in the preceding sentence shall constitute an irrevocable waiver by Buyer of its ability to pursue such remedies.

(v)	The provisions of Section 7.2 of the Original Agreement (but not any subsections of Section 7.2) are hereby deleted and the following substituted therefor:
Seller’s Conditions. Seller shall not be required to close the transaction provided for under this Agreement, unless and until each and every one of the following conditions in this Section 7.2 has been fulfilled in all material respects or waived by Seller. If such conditions are not satisfied by the Closing Date, then Seller’s sole remedy shall be to pursue the remedies available to Seller under Section 14.5 herein, which remedies shall be Seller’s sole available remedies in connection with this Agreement and which Seller must pursue, if at all, within ninety (90) days after the Closing Date. Notwithstanding anything to the contrary contained herein, the failure by Seller to pursue such remedies in the timeframe specified in the preceding sentence shall constitute an irrevocable waiver by Seller of its ability to pursue such remedies.

(d)	Failure to Close on Closing Date. The Original Agreement is hereby amended by adding a new Section 7.3 which reads as follows:
“7.3.     Failure to Close on Closing Date. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller hereby agree that, should the transaction provided for under this Agreement not close on the Closing Date, Seller shall be entitled to receive or retain the then-current Deposit due hereunder (whether or not the full amount of same has been deposited with Escrow Holder) consistent with (and subject to the exceptions contained in) the second sentence of Section 2.1.2 of this Agreement.”

(e)	Gift Certificates. Clause (b)(iii) of Section 9.2 (Room Revenues; Other Revenues) is hereby deleted and the following clause substituted therefor:
“(iii) without duplication of amounts in the foregoing clause (ii), the stated value of all outstanding Charitable Commitments and Gift Certificates; provided, that Seller shall receive a credit for all unused

Gift Certificates (whether or not such Gift Certificates have expired) in the final schedule of adjustments as contemplated in Section 9.10,”

(f)	Campground Leases. Clause (b) of Section 4.1.15 (Leases) is hereby deleted and the following clause substituted therefor:
“(b) Schedule 4.1.15(b) contains a true, correct and complete list of all of the Campground Leases as of September 8, 2014,”

5.
Fee to Property Manager. Buyer and Seller acknowledge and agree that (a) the Auditor (as defined in the Third Amendment) has received all information determined by the Auditor to be necessary to complete the Audit (as defined in the Third Amendment) and (b) no later than 5:00 p.m. (Pacific Time) on December 18, 2014, Buyer will mail to the Property Manager via overnight courier a check for $15,000, which represents the second and final installment of the fee referenced in Section 6 of the Third Amendment.

6.
Credit at Closing. In consideration of Seller’s agreement to extend the Closing Date to December 30, 2014 as provided in Section 4(d) above, Seller shall be entitled to a credit from Buyer at Closing in the amount of $134,343. If Seller and Buyer mutually agree to extend the Closing Date past December 30, 2014, the credit shall be increased by (a) $12,213 for each day the Closing Date is so extended through December 31, 2014 and (b) $13,282 for each day the Closing Date is so extended for the period beginning January 1, 2015 through January 31, 2015.

7.
Property Tax Reimbursement. As a result of the Tax Appeal, the parties anticipate that the final 2014 property tax bill with respect to the Real Property will be lower than is currently reflected on the 2014 property tax bill. Buyer agrees to pay to Seller the prorated amount of any refund received in connection with its 2014 property tax bill no later than ten (10) business days following receipt by Buyer of such refund.

8.
Excluded Personal Property. Buyer and Seller acknowledge and agree that Seller shall have 45 days following the Closing to remove certain items of Excluded Personal Property (specifically, items 1, 2 and 19 as set forth on Schedule 1.33, as well as certain excluded property, financial and employee files related to periods prior to 2011) from the Real Property. Until Seller has removed such items, Buyer shall use its reasonable efforts, at no cost, expense, liability or potential liability to Buyer, to safeguard such property in the same manner as it would its own property. Removal of such items by Seller shall be at the sole expense of Seller, shall occur at a time agreed upon by Buyer and shall be done in a manner that does not adversely affect the operation of the Hotel. Seller agrees to indemnify and reimburse Buyer for any damages caused by Seller attributable to the removal of the specified items of Excluded Personal Property.

9.	Health Insurance Costs. Buyer and Seller agree that the Property Manager will incur administrative costs in preparing offers of coverage for health insurance benefits with respect to employees of the Property for calendar year 2015, and for withdrawing such offers of coverage upon Closing (“Administrative Costs”). Buyer agrees to reimburse Property Manager at Closing in the amount of $4,300.00 for such Administrative Costs incurred from the date hereof through the Closing Date. If Seller and Buyer mutually agree to extend the Closing Date, Buyer acknowledges that Property Manager will incur further administrative costs relating to health insurance coverage with respect to employees of the Property in the amount of $3,000 (the “Additional Administrative Costs”) in addition to the actual cost of monthly premiums for such health insurance coverage (the “Premium Costs”), which Premium Costs may vary per employee and based on the number of employees who elect to be covered by health insurance coverage. Buyer agrees that if the Closing occurs in January 2015, Buyer will reimburse Property Manager at Closing for the Administrative Costs and the Additional Administrative Costs, plus the Premium Costs actually incurred by Property Manager upon presentation by Property Manager to Buyer of evidence reasonably satisfactory to Buyer of the incurrence of such Premium Costs, but in no event shall Buyer be obligated to reimburse Property Manager or Seller in excess of $4,300 for Administrative Costs, $3,000 for Additional Administrative Costs and $57,000 for Premium Costs.

10.
Headings. Section and other headings contained in this Sixth Amendment are for reference purposes only and are nor intended to describe, interpret, define or limit the scope, extent or intent of this Sixth Amendment or any provision hereof.

11.	Applicable Law and Jurisdiction. This Sixth Amendment shall be governed by the laws of the State of South Carolina, without regard to the application of choice of law principles.

12.
Counterpart Execution. This Sixth Amendment may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.
Entire Agreement. This Sixth Amendment constitutes the entire agreement between the parties with respect to the matters addressed in this Sixth Amendment and supersedes all prior understandings or agreements between the parties related to these subject matters. Except as amended by this Sixth Amendment, the Original Agreement remains in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Sixth Amendment and the terms and provisions of the Original Agreement, the terms and provisions of this Sixth Amendment shall control to the extent necessary to resolve such conflict or inconsistency.

[signatures appear on the next page]

IN WITNESS WHEREOF, Seller and Buyer have signed and delivered this Fifth amendment effective as of the Effective Date.

SELLER:		BUYER:

LEROY SPRINGS & COMPANY, INC.,		IC MYRTLE BEACH LLC
a South Carolina not-for-profit corporation		a Delaware limited liability company

By:	/s/ Timothy W. Patterson	By:	IC Myrtle Beach Manager LLC, a
Name:	Timothy W. Patterson		Delaware limited liability company, its
Title:	President		Manager

			By:	/s/ Kenneth H. Fearn
			Name:	Kenneth H. Fearn
			Title:	A Member

ACKNOWLEDGEMENT BY TITLE COMPANY:
Escrow Holder hereby acknowledges and accepts the foregoing Fifth amendment as of the date first written above.
COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Marybeth Meyers
Name:	Marybeth Meyers
Title:	Vice President/State Manager